UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 11, 2011

THE PRINCETON REVIEW, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-32469	22-3727603
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

111 Speen Street, Suite 550

Framingham, Massachusetts 01701

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (508) 663-5050

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On November 11, 2011, The Princeton Review, Inc. (the “Company”) received a letter (the “Letter”) from the Listing Qualifications Staff (the “Staff”) of the Nasdaq Stock Market, notifying the Company that it fails to comply with Nasdaq Listing Rule 5550(b) (the “Rule”), which requires the Company to maintain a minimum of $2,500,000 in stockholders’ equity for continued listing on the Nasdaq Capital Market if it doesn’t otherwise meet other requirements under the Rule. As of September 30, 2011, the Company had stockholders’ equity below the minimum equity requirement, as reported in the Company’s Quarterly Report on Form 10-Q filed on November 9, 2011.

Nasdaq has granted the Company until December 27, 2011 to submit a plan to regain compliance with the Rule. If Nasdaq accepts the Company’s plan, it may grant an extension of up to 180 calendar days from the Letter date, or until May 9, 2012, for the Company to regain compliance. If Nasdaq rejects the Company’s plan, the Company may appeal the decision to a Nasdaq Hearings Panel. If the Company does not regain compliance within the time period provided by all applicable Nasdaq Staff extensions, then Nasdaq will issue an appealable Staff Delisting Determination, indicating the date on which the Company’s shares of common stock will be delisted from the Nasdaq Capital Market. The Company intends to submit a compliance plan on or prior to December 27, 2011.

The Letter has no effect on the listing of the Company’s common stock at this time. However, there can be no assurance that the Company will be able to regain compliance with the Rule.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE PRINCETON REVIEW, INC.

Dated: November 17, 2011

/s/ Kyle A. Bettigole
	Name:	Kyle A. Bettigole
	Title:	SVP, General Counsel & Secretary